SUB-ITEM 77E:  LEGAL PROCEEDINGS
Since February 2004,
Federated and related
entities (collectively, "Federated")
 have been named as defendants in
several lawsuits that
are now pending in the
United States District
Court for the Western
District of Pennsylvania. These
lawsuits have been
consolidated into a single
action alleging excessive
advisory fees involving one
of the Federated-
sponsored mutual funds ("Funds").
     Federated and its counsel
have been defending this
litigation. Additional
lawsuits based upon similar
allegations may
be filed in the future.
The potential impact of
these lawsuits, all of which
seek monetary damages,
attorneys' fees and
expenses, and future potential
similar suits is uncertain.
Although we do not believe
that these lawsuits will have a
material adverse effect on
the Funds, there can be no
assurance that these suits,
ongoing adverse publicity and/or other
developments resulting from
the allegations in these matters
will not result in increased
redemptions, or reduced sales, of
shares of the Funds or other
adverse consequences for the Funds.